CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY TO OFFER VOIP 400 CALL SERVICE FOR CHINA-BASED BUSINESSES

New Product From Jinan Yinquan Technology Co., Ltd. Offers Savings Through Shared Costs Between Caller and Receiver

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HENDERSON, NV, January 8, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced it is working in conjunction with China Tie Tong, one of China’s leading telecom companies,  to offer VoIP 400 call center service numbers for businesses located in the People’s Republic of China.

“VoIP 400 service is ideal for a wide variety of businesses that are interested in sharing the cost of inbound customer service calls,” said Li Kunwu, president and CEO of China VoIP & Digital Telecom Inc. “The VoIP 400 numbers offer a 50% percent savings over traditional 800 numbers for businesses that use these customer service numbers and Jinan Yinquan’s VoIP technology.  These savings are the result of the cost of using a 400 number being shared between the caller and the company receiving the calls.”

Jinan Yinquan, a technology company that offers VoIP services in the People’s Republic of China, has been developing telecommunication solutions for China’s burgeoning Internet industry for more than half a decade.

“Our 400 service can be quickly set up and organized even for trans-regional entities,” said Kunwu. “A set of uniform telephone numbers can be allocated to one business, even if it has branches in different regions.”

Jinan Yinquan Technology Co., Ltd believes that with the low rate and easy network setup throughout various regions, VoIP 400 service will become a preferred choice for business users.

Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan currently services three provinces and 19 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

The company works in concert with China Tie Tong, one of the six largest basic telecom operators in China with 31 provincial branches and 316 municipal branches. It employs approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release that the VoIP 400 numbers offer a 50% percent savings over traditional 800 numbers for businesses that use these customer service numbers and Jinan Yinquan’s VoIP technology, our 400 service can be quickly set up and organized even for trans-regional entities; Jinan Yinquan Technology Co., Ltd believes that with the low rate and easy network setup throughout various regions, VoIP 400 service will become a preferred choice for business users; and Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business and the Company’s 10-QSB filed on December 15, 2006 for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com